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Halifax Letter
June 7, 2002
Page 1



                                                                    EXHIBIT 10.4

                [TO BE PRINTED ON HALIFAX FUND, L.P. LETTERHEAD]



June 7, 2002

Mr. Bruce C. Rosetto
Executive Vice President and Secretary
U.S. Plastic Lumber Corp.
2300 W. Glades Rd., Suite 440W
Boca Raton, Florida 33431


                           HALIFAX CONSENT AND WAIVER

Dear Bruce:

                  Halifax Fund, L.P. and its affiliated entities (collectively, "HALIFAX"), as holders of the Convertible Debenture Purchase Agreements dated as of February 2, 2000 and June 15, 2001 between USPL and Halifax (the "PURCHASE AGREEMENTS") and the related Convertible Debentures due February 2, 2005 (the "February 2005 Debenture") and May 31, 2002 (the "May 2002 DEBENTURE"), respectively, and together with the Purchase Agreements and all other related documents, instruments and agreements, the "HALIFAX DOCUMENTS", hereby state that they have no objection to the sale of all of the issued and outstanding capital stock of Clean Earth, Inc., a Delaware corporation ("CLEAN EARTH") by U.S. Plastic Lumber Corp., a Nevada corporation ("USPL") to CEI Holding Corporation, a Delaware corporation and/or CEI Acquisition Corp., a Delaware corporation, or such other nominee as sponsored by EOS Partners, L.P. (the "CLEAN EARTH SALE TRANSACTION"). ). In particular, Halifax hereby waives any and all defaults that may arise under, or relate to, the Halifax Documents as a result of the Clean Earth Sale Transaction, including but not limited to, any default pursuant to Section 19(g) of the February 2002 Debenture and Section 17
(g) of the May 2002 Debenture.

                  Subject to the execution of definitive documentation as contemplated by the letter dated June 6, 2002 from USPL addressed to Scott Grotjan of The Palladin Group, L.P., upon the consummation of the Clean Earth Sale Transaction, Halifax will (i) release any and all of its liens upon, and security interests in, all of the assets of Clean Earth, Inc. and its subsidiaries (including but not limited to any liens or security interest against the capital stock of Clean Earth and its subsidiaries), and (ii) cooperate with and/or authorize USPL or Clean Earth to file any documents necessary to terminate Halifax's liens and/or security interests of record as herein indicated.

                  This letter agreement is intended to be a binding agreement between the parties hereto and shall be governed by the laws of the State of New York, without giving effect to the conflict or choice of law provisions or rules.

                                            Very truly yours,

                                            HALIFAX FUND, L.P.


                                            By: /s/ ROBERT CHENDER
                                            -----------------------------------
                                            Name: Robert Chender
                                            Title: Managing Director